Exhibit 99.1

Qell Acquisition Corp. Announces Pricing of Upsized $330 Million Initial Public Offering

NEW YORK, Sept. 30, 2020 /PRNewswire/ -- Qell Acquisition Corp. (Nasdaq: QELLU, the "Company") announced today that it priced its initial public offering of 33,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market ("Nasdaq") and trade under the ticker symbol "QELLU" beginning September 30, 2020. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant enables the holder thereof to purchase one Class A ordinary share at $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols "QELL" and "QELLW," respectively.

Barry Engle, CEO, Qell Acquisition Corp.

The Company intends to focus its search for a target in the next-generation mobility, transportation and sustainable industrial technology sectors, but may pursue a target in any stage of its corporate evolution or in any industry, sector or geographic location. It is led by Barry Engle, a former General Motors executive.

The offering is expected to close on October 2, 2020, subject to customary closing conditions.

J.P. Morgan and Barclays are acting as joint book running managers in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 29, 2020. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MEDIA CONTACT:

Colleen Robar
313.207.5960
crobar@robarpr.com

SOURCE Qell Acquisition Corp.